Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "JET.AI INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF NOVEMBER, A.D. 2024, AT 12:32 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWELFTH DAY OF NOVEMBER, A.D. 2024 AT 12:01 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

7603992 8100
SR# 20244164504

Authentication: 204829816
Date: 11-08-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:32 PM 11/08/2024
FILED 12:32 PM 11/08/2024
SR 20244164504 - File Number 7603992

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF JET.AI INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "**DGCL**"), Jet.AI Inc., a corporation organized and existing under the DGCL (the "**Corporation**"), hereby certifies as follows:

A. On November 4, 2024, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the "**Amendment**") to the Corporation's Certificate of Incorporation, as amended (the "**Certificate**").

B. The Certificate is hereby amended by adding Section 1.3 of Article IV to the Certificate as follows:

1.3 Upon the filing and effectiveness (the "**Effective Time**") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the Corporation, each two hundred twenty five (225) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "**Reverse Stock Split**"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive one full share of the post-Reverse Stock Split Common Stock in lieu of such fractional share interests. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("**Old Certificates**"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

C. This Amendment to the Certificate has been duly approved and adopted in accordance with the provisions of Section 242 of the DGCL.

D. This Amendment to the Certificate shall be effective as of November 12, 2024, at 12:01 a.m. E.T.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer of the Corporation on this 7th day of November, 2024.

JET.AI INC.

Signed by:

By: George Murnane

B5C60A786A4B4D5...

George Murnane, Interim Chief Executive Officer